                                                                    Exhibit 10.1

*** INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL
    TREATMENT HAS BEEN REQUESTED, ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMISSION PURSUANT TO RULE 24b OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    AGREEMENT

      THIS AGREEMENT made and entered into this 14th day of Sep., 1999, by and between BOSTON GAS COMPANY, a Massachusetts corporation, ESSEX GAS COMPANY, a Massachusetts corporation and COLONIAL GAS COMPANY a Massachusetts corporation hereinafter jointly referred to as "Buyer", and El Paso Energy Marketing Company, a Delaware corporation, hereinafter referred to as "Seller"

                                WITNESSETH THAT:

      WHEREAS, Buyer desires to retain a manager for certain of its natural Gas resource portfolio under the terms and conditions of this Agreement; and

      WHEREAS, Buyer desires to purchase natural Gas from Seller under the terms and conditions of this Agreement; and

      WHEREAS, Seller desires to provide portfolio management services under the terms and conditions of this Agreement; and

      WHEREAS, Seller desires to sell natural Gas to Buyer under the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and benefits to be derived hereunder, Buyer and Seller agree as follows;

                                    ARTICLE I
                                   DEFINITIONS

      Unless expressly stated otherwise, the following terms as used in this Agreement shall mean:

1.1     The term "Algonquin" shall mean the Algonquin Gas Transmission Company.

1.2 The term "Btu" shall mean British Thermal Unit(s) which shall mean that amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine-degrees Fahrenheit to sixty-degrees Fahrenheit at standard atmospheric pressure, as determined on a dry basis. All prices and charges paid hereunder shall be computed on a "dry" Btu basis.

1.3 The term "Buyer's Unbundling Program" shall mean the methodology by which Buyer, each Month, implements the mandatory assignment of a pro-rata share Of its pipeline and underground storage resources and certain Gas supplies to third party suppliers on behalf of existing transportation customers and customers converting from sales to transportation service.

1.4 The term "Canadian Index" shall mean a transfer price from Buyer to Seller of $0.00 per MMBtu with title transfer of the Gas occurring at the respective receipt points into Tennessee Gas Pipeline and Iroquois Gas Transmission for those volumes reflected in Appendix 1 and identified as Canadian Supply under the heading Gas Commodity Contract Volumes. Both Buyer and Seller understand that these volumes are subject to change each Month during the Term of this Agreement as a direct result of Buyer's Unbundling Program.

1.5 The term "Day" shall mean the period of time beginning at 9:00 a.m., Central Clock Time, on a calendar day and ending at 9.00 a.m., Central Clock Time, on the following calendar day.

1.6 The term "Delivery Points" shall mean those city gate meter stations connected to the Tennessee Gas Pipeline and Algonquin Gas Transmission system as listed in Appendix 1.

1.7 The term "DTE". shall mean the Massachusetts Department of Telecommunications and Energy.

1.8 The term "Ending Underground Storage Balance" means the quantity of Gas that is physically in Buyer's total underground storage accounts as of October 31, 2002.

1.9 The term "Enron Index" shall mean those volumes identified in Appendix 1 as Enron Supply. Both Buyer and Seller understand' that these volumes are subject to change each Month during the Term of this Agreement as a direct result of Buyer's Unbundling Program. From time to time, Seller shall be required to take title. to the Enron Supply at a $0.00 per MMBtu transfer price at the interconnection between Tennessee and Algonquin at Mendon, MA and redeliver like volumes, less applicable transport fuel, to Boston Gas' Delivery Point(s) off of Algonquin. Upon start up of the Sable Offshore Energy Project, ("SOEP") all or a portion of the volumes identified as Enron Supply may be replaced, at Buyer's option, with supplies delivered from Imperial Oil via Maritimes and Northeast Pipeline and Tennessee to the Delivery Points. All Imperial Oil volumes, not to exceed 43,200 MMBtu/Day, will be nominated, scheduled and paid for by Buyer. Subsequent to the start up of SOEP, the parties understand and agree that this index may include both the Enron Supply and Imperial Oil volumes of up to 43,200 MMBtu/Day for a period of up to ninety Days at Buyers discretion.

1.10    The term "FERC" shall mean the Federal Energy Regulatory Commission.

1.11 The term "Force Majeure" shall mean an event as defined in section 11.3 of this Agreement.

1.12 The term "Gas" shall mean quality Gas as defined in the FERC Gas Tariffs of Texas Eastern Transmission, Texas Gas Transmission, Tennessee Gas Pipeline, Transcontinental Pipeline, CNG Transmission, National Fuel Gas Supply, Iroquois Gas Transmission, Honeoye Storage Company, Algonquin Gas Transmission and Maritimes and Northeast Pipeline L,L.C.

1.13 The term "Gas Commodity Contract Volumes" means Buyer's Gas supply contract volumes as identified on Appendix 1.

1.14 The term "Initial Underground Storage Balance" shall mean that quantity of Gas that is physically in Buyer's total underground storage accounts as of November 1, 1999.

1.15    The term "MMBtu" shall mean one million (1,000,000) Btus.

1.16 The term "Month" shall mean the period of time beginning on the first Day of each calendar month and ending on the first Day of the following calendar month.

1.17 The term "NYMEX" shall mean the New York Mercantile Exchange for Natural Gas Futures Contracts.

1.18 The term "Off-Peak Period" shall mean the period of time beginning on the first Day of May and ending on the last Day of October.

1.19 The term "Off-Peak Period Baseload Index" shall mean the weighted average Gas price as reflected in Inside FERC First of the Month's Pricing Report for Tennessee zone 0 and zone 1 and for the Tetco STX, WLA ELA, and ETX supply areas, associated with Buyer's long haul transportation contracts listed in Appendix 1 and not allocated to the Canadian Index, Enron Index or Sonat Index.

1.20 The term "Off-Peak Period Swing Index" shall mean the weighted average Gas price as reflected in Pasha's Gas Daily Pricing Report for Tennessee zone 0 and zone 1 and for the Tetco STX, WLA, ELA, and ETX supply areas associated with Buyer's long haul transportation contracts listed in Appendix 1 and not allocated to the Canadian Index, Enron Index or Sonat Index.

1.21 The term "Peak Period" shall mean the period of time beginning on the first Day of November and ending on the last Day of April.

1.22 The term "Peak Period Baseload Index " shall mean the weighted average Gas price as reflected in Inside FERC First of the Month's Pricing Report for Gas Delivered to Pipelines for the applicable Month for the applicable supply area capacity associated with the transportation contracts listed in Appendix I not allocated to the Canadian Index, Enron Index or Sonat Index.

1.23 The term "Peak Period Swing Index" shall mean the weighted average Gas price as reflected in Pasha's Gas Daily Pricing Report for the applicable supply capacity associated with the transportation contracts listed in Appendix 1 not allocated to the Canadian Index, Enron Index, or Sonat Index.

1.24 The term "Sonat Index" shall mean those volumes identified in Appendix 1 as Sonat Supply and shall have a $0.00 per MMBtu transfer price plus applicable Variable Charges to the Delivery Points with title transfer occurring at the Sonat and Buyer's supply aggregation agreement on Tennessee's zone 0, 100 leg and zone 1, 500 leg, The Sonat Index will be eliminated for purposes of the pricing hierarchy set forth in Article III below effective April 1, 2000.

1.25 The term "Storage WACOG" shall mean the Buyer's weighted average cost of all underground storage Gas.

1.26    The term "Tennessee" shall mean the Tennessee Gas Pipeline Company.

1.27 The term "Term" shall mean the period commencing on November 1, 1999 and ending on October 31, 2002.

1.28 The term "Transporters" shall mean any of the following, Texas Eastern Transmission, Texas Gas Transmission, Tennessee Gas Pipeline, Transcontinental Gas Pipeline, CNG Transmission, National Fuel Gas Supply, Iroquois Gas Transmission, Honeoye Storage Company, Algonquin Gas Transmission Company and Maritimes and Northeast Pipeline L.L.C.

1.29 The term "Variable Charges" shall mean all applicable Transporter transportation commodity and fuel charges and all Transporter storage injection, withdrawal and fuel charges and any other surcharges associated with delivery of Buyer's Gas to the Delivery Points, based upon the pricing hierarchy as reflected in Section 3.1.

                                   ARTICLE-II
                            QUANTITY AND NOMINATIONS

2.1 Nominated Quantity . Subject to the terms and conditions of this Agreement, Buyer will nominate, purchase and receive and Seller will sell and deliver on a firm basis on each Day of the Term hereof, a quantity of Gas up to the MDQ as defined in section 2.2 below.

2.2 Maximum Daily Quantity ("MDQ"). Notwithstanding anything to the contrary herein, the MDQ of Gas that Buyer is entitled to purchase and receive and that Seller is obligated to sell and deliver on each Day of the Term hereof, shall be as follows: for the period November 16 through April 15 the MDQ is 536,011 MMBtu, for the period April 16, through May 31, the MDQ is 517,038 MMBtu, for the period June 1 through September 30, the MDQ is 466,438 MMBtu, for the period October 1 through November 14 the MDQ is 517,038, and for the Day of November 15, the MDQ is 507,689. Both Buyer and Seller understand that the MDQ shall be adjusted Monthly and or Daily to reflect certain instances including, but not limited to, application of underground storage withdrawal ratchets, Buyer's Unbundling Program and Transporters' restrictions affecting secondary firm capacity.

2.2.1 Quantities in Excess of the MDQ. From time to time during the term of this Agreement, Seller may sell and Buyer may purchase quantities in excess of the MDQ. The price and terms of such excess sales will be mutually agreed upon by Seller and Buyer prior to delivery. Provided however, that nothing contained in this section 2.2.1 shall prevent Buyer from purchasing quantities of Gas in excess of the MDQ from a third party(s) other than Seller.

2.3     Nomination and Delivery Requirements.

2.3.1 Monthly Nomination. On or before 12:00 Noon Central Time and three business Days prior to the first Day of the following Month, Buyer will provide Seller with a nomination specifying the total daily quantity of Gas to be purchased and received under this Agreement for each Day during the following Month, ("Daily Nominated Quantity"). Such nomination by Buyer shall include the volumes indicated as Peak Period Index Baseload or Off-Peak Period Baseload Index volumes pursuant to section 3.1.1 below.

2.3.2 Daily Adjustments. On or before the applicable Transporters nominations deadlines for the next Day, Buyer may adjust its Daily Nominated Quantity prospectively for any Day during the remainder of that Month.

2.3.3 Intra-Day Adjustments. On or before the applicable intra-Day Transporters nomination deadline, Buyer may adjust its Daily Nominated Quantity for the remainder of that Day. In the event that Buyer requests an intra-Day adjustment, the Parties shall work together to utilize the intra-Day flexibility associated with the contracts listed in Appendix I in making such adjustments.

2.3.4 Manner of Submitting Nominations. Buyer may provide the nominations set forth above in this section either orally or by fax, but any oral nomination must be followed by written confirmation within twenty-four
        (24) hours. By 3:30 P.M. Eastern time each Day, Seller shall provide volume allocations by contract and delivery point consistent with Buyer's nominations for the following Day.

2.3.5 Points of Delivery. Seller will deliver volumes of Gas nominated by Buyer to points designated by Buyer as provided by the applicable contracts or such other points as the parties may mutually agree.

2.4     Remedies for Failure to Deliver.

2.4.1 Seller's Failure to Deliver. Except for an event of Force Majeure, if Seller fails to deliver to Buyer the Daily Nominated Quantity, and such failure to deliver is not excused under this Agreement, then Seller shall reimburse Buyer an amount, if positive, between the price Buyer pays for a delivered substitute supply of Gas and the Commodity Price, multiplied by the quantity of Gas Seller fails to deliver in accordance with this section, plus $ *** per MMBtu, multiplied by the quantity of Gas Seller fails to deliver. Buyer agrees to act in good faith in purchasing such substitute supplies of Gas so as to minimize Seller's reimbursement costs hereunder. In the event Seller fails to deliver for any continuous period in excess of one (1) Day, Buyer may terminate this Agreement in accordance with the provisions of section 5.2 below.

2.4.2 Liquidating Damages. Should Seller's failure to deliver occur on a Day Buyer is unable, utilizing reasonable efforts, to obtain a delivered substitute supply, then in addition to any amounts owed by Seller to Buyer pursuant to Section 2.4.1, Seller shall pay to Buyer $ *** per MMBtu multiplied by the quantity Seller fails to deliver. Such amount represents Buyer's damages difficult to quantify and constitute liquidated damages and not a penalty.

2.4.3   Sole and Exclusive Remedy. The remedies set forth in Sections 2.4.1 and
        2.4.2 shall be Buyer's sole and exclusive remedy for Seller's failure to deliver Gas hereunder.

2.4.4 Corporate Guaranty. Seller shall cause its parent corporation, which shall have total stockholders' equity of at least $200,000,000, to execute and maintain in effect throughout the term of this Agreement a valid and binding guaranty of Seller's obligations under this Agreement to Buyer substantially in the form attached hereto as Appendix 2, or provide such other form of guaranty as may be acceptable to Buyer in its sole discretion.

                                  ARTICLE III
                                     PRICE

3.1     Commodity Price.

3.1.1 Quantities Within MDQ. The price for Gas delivered hereunder up to the MDQ will be referred to as the "Commodity Price" and shall be equal to the following pricing hierarchy:

CANADIAN INDEX:   0 up to the sum total of Buyer's entitlements on the
                  Canadian contracts identified in Appendix 1 stated in MMBtu's per Day shall be equal to the Canadian Index plus applicable
                  Variable Charges.

ENRON INDEX:      The next quantities., as specified below, shall be equal to the Enron Index plus applicable Variable Charges, Provided however, the maximum volumes to be priced at the Enron Index shall be adjusted each Month in accordance with the Buyer's
                  Unbundling Program.

                  (a) prior to the start up of the Sable Offshore Energy
                      Project, 35,000 MMBtu/Day;

                  (b) for the first 90 Days after the start up of the Sable
                      Offshore Energy Project, quantities selected by Buyer at its discretion but not less than 35,000 MMBtu/Day (except that Buyer may select a volume less than 35,000 MMBtu/Day consistent with adjustments made to the Enron Supply as a result of Buyer's Unbundling Program) nor more than 78,200 MMBtu/Day;

                  (c) More than 90 Days after the start up of the Sable Offshore
                      Energy Project, 43,200 MMBtu/Day.

SONAT INDEX:      The next 17,300 MMBtu's per Day shall be equal to the Sonat
                  Index plus applicable Variable Charges. The Sonat Index will terminate effective April 1, 2000.

PEAK PERIOD
BASELOAD INDEX:   In the Peak Period the next volumes, up to the amount
                  indicated by Buyer in accordance with this section, but not to exceed Buyer's MDQ less the Storage WACOG tier, less the Canadian Index tier, less the Enron Index tier and less the Sonat Index tier, shall be equal to the Peak Period Baseload
                  Index plus applicable Variable Charges. On or before the 25th
                  Day of each Month, Buyer will indicate the volumes that will be subject to the Peak Period Baseload Index for the following
                  Month. If Buyer fails to take delivery of volumes it indicates as Peak Period Baseload index volumes, and such failure to take is not excused under the Agreement, then, Buyer shall reimburse Seller the amount, if any, by which the price Seller is able to obtain by reselling volumes not taken is exceeded by the Peak Period Baseload Index. Seller shall act in good faith to resell such volumes in a commercially reasonable manner so as to minimize Buyer's reimbursement costs hereunder.

PEAK PERIOD
SWING INDEX:      In the Peak Period the next volumes, up to Buyer's MDQ less the Storage WACOG tier, less the Canadian Index tier, less the Enron Index tier, less the Sonat Index tier and the less the Peak Period Baseload Index tier shall be equal to the Peak
                  Period Swing Index plus applicable Variable Charges.

OFF-PEAK PERIOD
BASELOAD INDEX:   In the Off-Peak Period the next volumes, up to the amount
                  indicated by Buyer pursuant to this section, but not to exceed
                  Buyer's MDQ less the Storage WACOG tier, less the Canadian
                  Index tier, less the Enron Index tier and less the Sonat Index tier, shall be equal to the Off-Peak Period Baseload Index plus applicable Variable Charges. On or before the 25 th Day of each Month, Buyer will indicate the volumes that will be subject to the Off-Peak Period Baseload Index for the following Month. If Buyer fails to take delivery of volumes it indicates as Off-Peak Period Baseload Index volumes, and such failure to take is not excused under the Agreement, then, Buyer shall reimburse Seller the amount, if any, by which the price Seller is able to obtain by reselling volumes not taken is exceeded by the Off-Peak Period Baseload Index. Seller shall act in good faith to resell such volumes in a commercially reasonable manner so as to minimize Buyer's reimbursement costs hereunder.

OFF-PEAK PERIOD
SWING INDEX:      In the Off-Peak Period the next volumes up to Buyer's MDQ less the Storage WACOG tier, less the Canadian Index tier, less the Enron Index tier, less the Sonat Index tier and less the Off-Peak Period Baseload Index tier shall be equal to the Off-Peak Period Swing Index plus applicable Variable Charges.

STORAGE WACOG:    All remaining volumes, up to Buyer's MDQ, shall be equal to the Storage WACOG plus applicable Variable Charges.

3.1.2 Buyer's Right to Fixed Pricing. Buyer shall retain the right to convert any Baseload Volume Index price to a fixed price for any portion of the MDQ for any Month(s) during the Term of this Agreement, provided any converted volumes are specifically within the following Commodity Price tiers: Sonat Index, Peak Period Baseload Index, Peak Period Swing Index, Off-Peak Period Baseload Index or Off-Peak Period Swing index. Such fixed pricing shall be defined as the applicable NYMEX based price plus a mutually agreed upon basis differential, Buyer must notify Seller of any change to fixed pricing for any Month on or before three (3) full business Days prior the last Day of trading for the applicable NYMEX future contract Month(s). In addition, if Buyer elects to convert to a fixed price for any of its MDQ, then Buyer will be required to purchase on each Day during the applicable converted period 100 percent of the volume that Buyer elected to convert to a fixed price.

3.2 Guaranteed Payment. Buyer agrees to invoice Seller on or before the 15th Day of each Month during the Term and Seller agrees to pay Buyer an amount of $ *** , payable in thirty six (36) equal installments of $ *** on or before the 25th Day of each Month during the Term of this Agreement to compensate Buyer for the use of Buyer's portfolio. Such payments shall be made by wire transfer at such location as Buyer may from time to time designate in writing.

3.3 Transportation and Underground Storage Cost Reimbursement. Buyer shall reimburse Seller for 100 percent of the transportation and underground storage reservation charges associated with capacities assigned from Buyer to Seller pursuant to Article IV during the Term of this Agreement. In addition, Buyer shall reimburse Seller for 100 percent of the applicable transportation and underground storage Variable Charges associated With the delivery of Gas by Seller to Buyer's Delivery Points up to the MDQ and based upon the pricing hierarchy as reflected in section 3.11. All Transporter refunds and credits applicable to the Term of this Agreement associated with capacities assigned from Buyer to Seller during the Term of this Agreement shall belong to Buyer.

3.4     Underground Storage Refill.

                                      ***

3.5 Suspension of Indices, If, during the Term of this Agreement, a specified index as defined in sections 1.19, 1.20, 1.22 and 1.23 ceases to be published or is not published for a given Month, or, if a more appropriate index becomes available then Buyer and Seller shall mutually agree upon a replacement index.

                                   ARTICLE IV

               TRANSPORTATION AND UNDERGROUND STORAGE ASSIGNMENTS

4.1 Assignment of Transportation and Under-ground Storage Contracts to Seller. Each Month, Buyer shall assign or otherwise provide agency rights to the specified transportation and underground storage contracts and related quantities as listed in Appendix 1, as attached hereto. Such quantities are subject to recall and will be adjusted each Month in accordance with Buyer's Unbundling Program requirements. Subject to
        Article 11 of this Agreement and the limitations set forth in section
        4.2.4 below, Seller shall have full and complete control over the utilization of the contracts and related quantities listed in Appendix 1, including without limitation the manner and timing of any transportation, injections, and withdrawals of Gas under such contracts, provided that Seller shall maintain maximum withdrawal rights on each of the Tennessee FS-MA contract numbers 527, 524 and 2272 at all times throughout the term of this Agreement and further that Seller shall not release any Tennessee capacity on contracts 2062, 2025, and 435 upstream of Zone 4 at any time during the Months of December, January and February Any incremental charges incurred by either Buyer or Seller as a result of such utilization by Seller shall be the sole responsibility of Seller, and Seller shall either pay or credit Buyer for any such charges incurred by Buyer. All assignments or agency rights from Buyer to Seller shall be in accordance with all the applicable Transporters' tariff provisions and shall terminate upon the expiration of this Agreement.

4.1.1 Transfer of Gas in Underground Storage. The Initial Underground Storage Balance shall be under the control and discretion of Seller effective with the Term of this Agreement and title to such Initial Underground Storage Balance shall transfer to Seller as of the effective date of this Agreement at no cost to Seller. No resale agreement or other indicia of the transfer other than this Agreement shall be necessary to evidence such transfer of title. Buyer warrants title to the Initial Underground Storage Balance and that such Gas is free from liens and adverse claims of every kind. Buyer will indemnify and save Seller harmless against all loss, damage and expense of every character on account of adverse claims to the Initial Underground Storage Balance prior to transfer of title to Seller. Seller shall ensure that all tariff provisions and other compliance requirements of underground storage vendors applicable to Gas in underground storage are met and penalties are avoided. Any penalties incurred by Buyer or Seller as a result of Seller's utilization of Gas in underground storage shall be the sole responsibility of Seller. Prior to April 1st of each year, Seller and Buyer will agree on underground storage refill volumes to be' injected into underground storage over the following seven Month period, such volumes to be priced in accordance with section 3.4 above. Unless otherwise agreed to in writing prior to March 15, 2002, at the end of this Agreement, Seller shall cause Buyers underground storage to be 95 percent full and return control, discretion and title of such Gas in underground storage to Buyer. Buyer and Seller agree to work together in complying with all contract termination provisions, including but not limited to the two (2) underground storage contracts that Buyer is holder of on National Fuel Gas Supply.

4.1.2 Gas Commodity Contract Volumes. For those Gas Commodity Contract Volumes identified in Appendix 1, Buyer will transfer and Seller will accept title to such volumes at the delivery point(s) applicable to each such Gas Commodity Contract Volumes. All volumes delivered will be adjusted Monthly in accordance with Buyer's Unbundling Program requirements.

4.2     Responsibility for Transportation and Underground Storage Contracts.

4.2.1   Responsibility for Administration. Subject to the limitations in section
        4.2.4 below, Seller shall assume all obligations and rights under the transportation and underground storage contracts listed in Appendix 1, including without limitation, the obligation to submit nominations to all applicable Transporters and to pay all Transporter invoices.

4.2.2 Operational Balancing Agreements. Buyer shall retain all responsibilities for confirming all of Sellers daily deliveries to Buyer's city gates covered under Buyers Operational Balancing Agreements
        (OBA) for both Tennessee and Algonquin. As such, any imbalances caused by Seller over or under delivering Buyer's Daily Nominated Quantities shall be the physical and financial responsibility of Seller. Any imbalances caused by Buyer physically taking greater or less than Buyers Daily Nominated Quantities shall be the physical and financial responsibility of Buyer.

4.2.3 Projected Requirements. Buyer shall periodically provide Seller information concerning Buyer's expected Gas requirements on its distribution system. Buyer will also provide Seller information concerning any known or expected events that will cause material changes in Buyers daily Gas requirements as soon as the information becomes known to Buyer. Buyer and Seller agree to work together on a daily basis to ensure that nominations (including any necessary adjustments thereto) are made timely on all applicable Transporters and such nominations reflect, as much as reasonably possible, Buyer's expected requirements.

4.2.4 Modification of Contracts. Seller will fully comply with all terms and conditions of the contracts listed in Appendix 1. Seller shall not amend, extend or cause the early termination of any transportation, underground storage or Gas Commodity Contract of Buyer which is subject to this Agreement without the prior consent of Buyer. In the event such consent is provided orally it shall be followed up in writing by Buyer within 24 hours.

                                   ARTICLE V
                               TERM OF AGREEMENT

5.1 Primary Term. This Agreement shall become effective on November 1, 1999 and shall remain in full force and effect through October 31, 2002,

5.2 Early Termination. If either Party commits and has been notified in writing of a material breach of any provision of this Agreement not excused by a Force Majeure event, and fails to cure such breach within twenty four hours of such written notice, this Agreement may be immediately terminated by the non-breaching party.

5.3 Winding Up. At the end of the primary term or any other termination of this Agreement, Seller shall immediately assign back to Buyer all of Buyer's right, title and interest in the contracts listed on Appendix I free and clear of all claims, liens, encumbrances, restrictions and defects in title of any nature incurred as a result of Seller's acts or omissions.

                                   ARTICLE VI
                                TITLE AND TAXES

6.1 Transfer of Title, Possession and Control. Title to the Gas sold hereunder shall pass from Seller to Buyer upon delivery of said Gas to the Delivery Points as reflected in Appendix 1. As between the Parties hereto, Seller shall be deemed to be in control and possession of all Gas delivered hereunder and shall indemnify and hold Buyer harmless from any damage, injury or losses which occur prior to the delivery to Buyer at the Delivery Points; otherwise, Buyer shall be deemed to be in exclusive control and possession thereafter and shall indemnify and hold Seller harmless from any other injury, damage or losses.

6.2 Warranty of Title. Except as set forth below, Seller warrants title to all Gas delivered hereunder by Seller, including the Ending Underground Storage Balance or that Seller has the right to sell the same, and that such Gas is free from liens and adverse claims of every kind. Seller will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims to the Gas delivered by it before delivery to Buyer.

6.3 Taxes. Other than ad valorem taxes on underground storage Gas which are subject to section 6.4 below, Buyer shall reimburse Seller for any taxes, fees or charges other than an income tax, which are levied by a governmental or regulatory body on the Gas sold under this Agreement.

6.4 Ad Valorem Taxes. If any underground storage Gas is subject to ad valorem property taxes during the term of this Agreement, Buyer shall be responsible for payment of such taxes regardless of whether title to such underground storage Gas is held by Buyer or Seller except if Seller injects Gas into underground storage for its own account or withdraws Gas from underground storage for purposes other than meeting the city gate requirements of Buyer, then Seller shall be responsible for payment of all applicable ad valorem taxes on the amounts so injected or withdrawn.

                                  ARTICLE VII
                              QUALITY AND PRESSURE

7.1 Pressure Requirements. All Gas delivered at the Delivery Points shall be at the pressure existing in Tennessee and Algonquin's facilities. Neither Seller nor Buyer shall be obligated to install or operate compression facilities.

                                  ARTICLE VIII
                             MEASUREMENT AND TESTS

8.1 Measurement Point. All Gas sold hereunder shall be measured at the Delivery Points on Tennessee and Algonquin systems at pressures in existence at the time of delivery and shall be measured to the unit of one MMBtu.

8.2 Standards for Measurement and Tests. Unless specified herein to the contrary, the standards for measurement and tests shall be governed by those standards set forth in the currently effective Tennessee and Algonquin tariffs.

                                   ARTICLE IX
                              BILLING AND PAYMENT

9.1 Billing and Payment. Seller shall render to Buyer, at the address indicated in Section 12.2 hereof, on or before the third business Day of each Month an estimate of all Gas volumes purchased during the preceding Month and on or before the fifteenth (15th) Day of each calendar Month an invoice for all Gas purchased during the preceding Month, according to the measurements, computations, and prices provided herein. Invoices may be based initially upon estimates, but will be corrected to actual as soon as possible. Buyer agrees to make payment hereunder to Seller for its account in available funds by wire transfer or by mail at such location as Seller may from time to time designate in writing. Payment shall be made by Buyer within ten (10) Days of the date of receipt of Sellers invoice. Notwithstanding the above, if a good faith dispute arises between the Parties over the amounts due under the invoice for any matters, other then any reimbursement for the demand or reservation charges under the firm transportation and underground storage contracts, then Buyer will pay that portion of the invoice(s) not in. dispute on or before the due date and both Parties will continue to perform their obligations under this Agreement during such dispute.

9.2 Review of Books and Records. For a period of two years after the date of final billing for the last Month in the Term of this Agreement, Buyer and Seller shall have the right to inspect and examine, at reasonable hours, the books, records and charts of the other pertaining to any term or condition of this Agreement to the extent necessary to verify the accuracy of any invoice, charge or computation made pursuant to this Agreement.

                                    ARTICLE X
                                REGULATORY BODIES

10.1 Laws and Regulations. This Agreement shall be subject to review and approval by the DTE. In the event such approval is not obtained on or before October 15 1999 in a form acceptable to Buyer, then this Agreement shall be null and void and the services contemplated hereunder shall not commence. This Agreement shall also be subject to all valid applicable governmental laws and orders, including but not limited to the FERC and DTE, regulatory authorizations directives, rules and regulations of any governmental body or official having jurisdiction over the Parties, their facilities, the Gas or this Agreement or any provision thereof, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

10.2 Applicable Law. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflict of laws and principles of said jurisdiction that might require the application of the laws of another jurisdiction.

10.3 Changes in Law or Regulation. If any federal or state statute or regulation or order by a court of law or regulatory authority directly or indirectly (i) prohibits performance under this Agreement, (ii) makes such performance illegal or impossible, or (iii) effects a change in a substantive provision of this Agreement which has a significant material adverse impact upon the ability of either Party to perform its obligations under this Agreement, then the Parties will use all reasonable efforts to revise the Agreement so that:

        (a) performance under the Agreement is no longer prohibited, illegal, impossible or is no longer impacted in a material adverse fashion, and

        (b) the Agreement is revised in a manner that preserves, to the maximum extent possible, the respective positions of the Parties.

        Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. If the Parties are unable to revise the Agreement in accordance with the above, then the Party whose performance is rendered prohibited, illegal, impossible or is impacted in a material adverse manner shall have the right, at its sole discretion, to suspend this Agreement upon written notice to the other Party. Either Party may then terminate this Agreement upon 30 Days written notice to the other Party.

                                   ARTICLE XI
                                 FORCE MAJEURE

11.1 Suspension of Receipt and Delivery obligations. If Buyer or Seller is rendered unable, wholly or in part, by Force Majeure to perform obligations under this Agreement, other than the obligation to make payments due under this Agreement, it is agreed that the performance of the respective obligations of Seller and Buyer to deliver or purchase and receive Gas, so far as they are affected by Force Majeure, shall be excused and suspended from the inception of any such inability until it is corrected, but for no longer period. Buyer or Seller, whichever is claiming such inability, shall give notice thereof to the other as soon as practicable after the occurrence of the Force Majeure, Such notice may be given orally or in writing but, if given orally, it shall be promptly confirmed in writing, giving reasonably full particulars. Such inability shall be promptly corrected to the extent it may be corrected through the exercise of reasonable diligence by the Party claiming inability by reason of Force Majeure.

11.2 Liability During Force Majeure. Neither Buyer nor Seller shall be liable to the other for any losses or damages, regardless of the nature thereof and however occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of or in any way attributable to suspension of the performance of any obligation of either Party to the extent that such suspension occurs because a Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations.

11.3 Force Majeure. The term Force Majeure means an event: (i) that was not within the control of the Party claiming its occurrence; (ii) that could not have been prevented or avoided by such Party through the exercise of due diligence; and (iii) that prohibits or prevents such Party from performing its obligations under this Agreement. Events that may give rise to a claim of Force Majeure include:

11.3.1 Acts of God. The term acts of God, including earthquakes, epidemics, fires, floods, landslides, lightning, storms, washouts, weather related events such as hurricanes or freezing or failure of wells or lines of pipe used to supply the Gas described in this Agreement which prevents delivery to the delivery points, and other similar, unusual and severe natural calamities.

11.3.2 Acts of the public enemy, wars, blockage, insurrections, riots. civil disturbances and arrests.

11.3.3  Strikes, lockouts or other industrial disturbances.

11.3.4 Explosions, breakage, accidents to equipment, facilities or lines of pipe used to supply the Gas under this Agreement or explosions, breakage, accidents to equipment, facilities or lines of pipe used to enable Buyer to receive Gas under this Agreement, including without limitation to equipment, facilities or lines of pipe related to Buyers liquefied natural gas facilities.

11.3.5 The temporary inability of Transporters to receive, transport or deliver the Gas described in this Agreement; or

11.3.6 Any other cause of a similar type, provided that such cause satisfies each of the three conditions referenced in Section 11.3 hereof (i.e. "(i)-(iii)"

11.4 Termination. If a Force Majeure event continues for a period of two (2) Days, and the parties, working together in good faith, have been unable to resolve such Force Majuere event, then the Party which did not claim such Force Majeure may at any time thereafter terminate this Agreement upon forty eight (48) hours prior written notice to the extent the Force Majeure event has not been corrected prior to the expiration of such notice period.

                                  ARTICLE XII
                                 MISCELLANEOUS

12.1 Confidentiality. Except as otherwise provided herein, Seller and Buyer agree to maintain the confidentiality of the price provisions of this Agreement and Seller and Buyer agree not to divulge same to any third Party except to the extent, and only to the extent, required by law, court order or the order or regulation of an administrative agency having jurisdiction over Buyer and Seller, or the subject matter of this Agreement. If required to be disclosed, then the Party subject to the disclosure requirement shall (a) notify the other Party immediately, and
        (b) cooperate to the fullest extent in seeking whatever confidential status may be available to protect any material so disclosed.

12.2 Notices. Except as otherwise expressly provided in this Agreement, every notice, request, statements and invoices provided in this Agreement shall be in writing and directed to the Party to whom given, made or delivered at such Party's address as follows:

        Buyer:      Boston Gas Company
                    One Beacon Street
                    Boston, MA 02108
                    Attention: Elizabeth C. Danehy
                    Director of Gas Acquisition & Transportation Services
                    Telephone: 617-723-5512 ext. 2225
                    Fax: 617-367-6463

                    For Payments:
                    Boston Gas Company
                    Fleet Bank of Massachusetts
                    Account # 02-0000-4039-00101
                    ABA # 011-500-101

        Seller:     El Paso Energy Marketing Company
                    1001 Louisiana Street
                    Houston, TX 77002
                    Attention: Russell A. Mahan

                    For Payments:
                    El Paso Energy Marketing Company
                    Mellon Bank
                    Account # 043000261
                    ABA # 0209517

        Either Buyer or Seller may change one or more of its addresses for receiving invoices, statements, notices and payments by notifying the other in writing.

12.3 Headings. The Table of Contents and the headings of any article, section or subsection of this Agreement are for purposes of convenience only and shall not be interpreted as having meaning or effect.

12.4 Waiver of Default. No waiver by either Party of one or more defaults or breaches by the other in performance of any of the terms or provisions of this Agreement shall operate or be construed as a waiver of any future default or breach, whether of a like or of a different character.

12.5 Entire Agreement. The terms and conditions contained herein constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and agreed to by both Parties,

12.6 Enforceability. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns. Each Party represents that it has all necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity.

12.7 Assignment and Organizational Changes. Seller shall not assign its rights or obligations under this Agreement without the express written consent of Buyer. In the event of a Change of Control of Seller occurring during the term of this Agreement, Buyer shall have the right to terminate this Agreement upon thirty (30) Days written notice to Seller. For purposes of this section, 12.7 "Change of Control" means the occurrence of any one or more of the following events: (a) the shareholders of Seller approve a merger or consolidation of Seller with any other entity, (b) the shareholders of Seller approve a plan of liquidation of Seller or an agreement for the sale or disposition by Seller of all or substantially all of its assets, or (c) if a majority of the key individuals at Seller, who at the beginning of this Agreement are providing the services for Buyer under this Agreement are no longer employed by Seller.

12.8 Y2K Compliance. Seller expressly warrants and represents that all computer hardware or software used in Seller's performance of this Agreement are and will continue to be year 2000 compliant. For purposes of this section 12.8, the term "year 2000 compliant" means that date data outside of the range of 1900-1999 will be correctly processed in any level of computer hardware or software including but not limited to, microcode, firmware, application programs, files and data bases. In no event shall any Y2K related failure of any computer hardware or software relied upon by Seller in the performance of this Agreement be deemed a Force Majeure event.

12.9 GISB Compliance. Seller warrants and represents that all computer hardware or software used in Seller's performance of this Agreement is and will continue to be compatible with the latest software release of the Gas Industry Standards Board.

        IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their respective officers thereunto duly authorized as of the Day and year first written,

BOSTON GAS COMPANY                             EL PASO ENERGY MARKETING COMPANY
By: /s/ William R. Luthern                     By: /s/ Kathleen Eisbrenner
        -----------------------                        ----------------------
        Signature                                      Signature

        William R. Luthern                             Kathleen Eisbrenner
        -----------------------                        ----------------------
        Print Name                                     Print Name

        Vice President                                 Vice President
        -----------------------                        ----------------------
        Buyer                                          Seller

ESSEX GAS COMPANY                              COLONIAL GAS COMPANY
By: /s/ William R. Luthern                     By: /s/ William R. Luthern
        -----------------------                        ----------------------
        Signature                                      Signature

        William R. Luthern                             William R. Luthern
        -----------------------                        ----------------------
        Print Name                                     Print Name

        Vice President                                 Vice President
        -----------------------                        ----------------------
        Buyer                                          Buyer

              AMENDMENT TO THE GAS RESOURCE PORTFOLIO MANAGEMENT
             AND GAS SALES AGREEMENT BETWEEN BOSTON GAS COMPANY, COLONIAL GAS COMPANY, AND ESSEX GAS COMPANY AS BUYER
                AND EL PASO ENERGY MARKETING COMPANY AS SELLER
                             DATED SEPTEMBER 14,1999

Whereas, Boston Gas Company, Colonial Gas Company and Essex Gas Company (hereinafter jointly referred to as "Buyer") and El Paso Energy Marketing Company ("Seller") are parties to a certain Gas Resource Portfolio Management and Gas Sales Agreement dated September 14, 1999 (the "Agreement"; and,

Whereas, the parties wish to clarify certain provisions of the Agreement with respect to the timing of transfer of title to natural gas in Underground Storage;

And Whereas, the Department of Telecommunications and Energy's October 18, 1999 order in D.T.E. 99-76 approving the Agreement required that the Agreement be amended to include certain reporting requirements by Seller to Buyer;

Now therefore in accordance with section 12.5 of the Agreement, the parties agree to the following revisions to the Agreement:

I.   Section 4.1.1 of the Agreement is deleted and replaced with the following
     Section 4.1.1

4.1.1 Transfer of Gas in Underground Storage. The Initial Underground Storage Balance shall be under the control and discretion of Seller effective with the Term of this Agreement. Title to such Initial Underground Storage Balance shall reside with Buyer so long as the Gas remains in inventory and shall transfer to Seller upon withdrawal at no cost to Seller. No resale agreement or other indicia of the transfer other than this Agreement shall be necessary to evidence such transfer of title. Buyer warrants title to all Gas withdrawn from Underground Storage and delivered to Seller hereunder, and further warrants that such Gas is free from liens and adverse claims of every kind upon such delivery. Buyer will indemnify and save Seller harmless against all loss, damage and expense of every character on account of adverse claims to such Gas prior to the transfer of title from Seller to Buyer. Seller shall ensure that all tariff provisions and other compliance requirements of underground storage vendors applicable to Gas in underground storage are met and penalties are avoided. Any penalties incurred by Buyer or Seller as a result of Sellers utilization of Gas in underground storage shall be the sole responsibility of Seller. Prior to April 1st of each year. Seller and Buyer will agree on underground storage refill volumes to be injected into underground storage over the following seven Month period, such volumes to be priced in accordance with section 3.4 above. Unless otherwise agreed to in writing prior to March 15, 2002, at the end of this Agreement, Seller shall cause Buyer's underground storage to be 95 percent full and return control, discretion and title of such Gas in underground storage to Buyer. Buyer and Seller agree to work together in complying with all contract termination provisions, including but not limited to the two (2) underground storage contracts that Buyer is holder of on National Fuel Gas Supply,

II. The phrase "including the Ending Underground Storage Balance" is deleted from the second line of Section 6.2 of the Agreement.

III. The following section 12.10 is added to the Agreement:

12.10 Affiliate Transactions

       Seller shall inform Buyer quarterly as to the terms of any release or assignment of the portfolio assets listed in Appendix I to a competitive affiliate, or customers of a competitive affiliate. Such reports shall indicate that Seller has not released or assigned the portfolio assets without simultaneously posting the offering electronically on the bulletin board of the applicable interstate pipeline. For the purposes of these reports, competitive affiliate shall be defined as any unregulated affiliate that is engaged in the sale or marketing of products or services on a competitive basis.

All other terms and conditions of the Agreement shall remain in full force and effect.

BOSTON GAS COMPANY                           COLONIAL GAS COMPANY

By:      William R. Luthern                  By:      William R. Luthern
     ------------------------------               ------------------------------
         Print Name                                   Print Name

     /s/ William R. Luthern                       /s/ William R. Luthern
     ------------------------------               ------------------------------
         Signature                                    Signature


         Vice President                               Vice President
     ------------------------------               ------------------------------
         Title                                        Title

         4 Nov. 99                                    4 Nov. 99
     ------------------------------               ------------------------------
         Date                                         Date


ESSEX GAS COMPANY

By:      William R. Luthern
     ------------------------------
         Print Name

By:  /s/ William R. Luthern
     ------------------------------
         Signature


         Vice President
     ------------------------------
         Title

         4 Nov. 99
     ------------------------------
         Date


EL PASO ENERGY MARKETING COMPANY

By:      Steve Durio
     ------------------------------
         Print Name

     /s/ Steve Durio
     ------------------------------
         Signature


         Vice-President, Marketing
     ------------------------------
         Title

         4 Nov. 99
     ------------------------------
         Date